Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

APRIL 11, 2016

CHESAPEAKE ENERGY CORPORATION ANNOUNCES AMENDMENT TO REVOLVING CREDIT FACILITY

OKLAHOMA CITY, April 11, 2016 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has amended its $4.0 billion secured revolving credit facility agreement maturing in 2019 with its bank syndicate group. Key attributes include:

•	Borrowing base reaffirmed at $4.0 billion, consistent with current availability

•	Next scheduled redetermination of borrowing base postponed until June 2017

•	Senior secured leverage ratio covenant relief granted until September 2017

•	Interest coverage ratio covenant reduced to 0.65x through March 2017

Following the recent redetermination review by its bank syndicate group, Chesapeake’s senior secured revolving credit facility borrowing base was reaffirmed at $4.0 billion, consistent with current availability. In connection with the redetermination, Chesapeake agreed to pledge additional assets as collateral under the Credit Agreement. As part of the amendment, the next scheduled borrowing base redetermination review has been postponed, and the lenders have agreed not to exercise their interim redetermination right, in each case until June 2017. The amendment includes a collateral value coverage test, which may limit Chesapeake’s borrowing capacity if its collateral coverage ratio falls below 1.25x, tested as of March 31, 2017.

The amendment provides temporary covenant relief, with the facility’s senior secured leverage ratio suspended until September 2017, then reverting to 3.5x through December 2017 and decreasing to 3.0x thereafter. In addition, the amendment reduces the interest coverage ratio to 0.65x from 1.1x through March 2017, after which it will increase to 0.70x through June 2017, then reverting to 1.2x in September 2017 and to 1.25x thereafter. During the period in which the existing maintenance covenants are suspended, Chesapeake has agreed to maintain a minimum liquidity amount of $500 million at all times, increasing to $750 million if its collateral coverage ratio falls below 1.1x, tested as of December 31, 2016. The amendment also gives Chesapeake the ability to incur up to $2.5 billion of first lien indebtedness secured on a pari passu basis with the existing obligations under the Credit Agreement, subject to payment priority in favor of the existing lenders and subject to the other limitations on junior lien debt set out in the Credit Agreement.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas and the 12th largest producer of oil and natural gas liquids in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the U.S. The company also owns substantial marketing and compression businesses. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations or forecasts of future events, production and well connection

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION

Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

forecasts, estimates of operating costs, anticipated capital and operational efficiencies, planned development drilling and expected drilling cost reductions, general and administrative expenses, capital expenditures, the timing of anticipated noncore asset sales and proceeds to be received therefrom, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, plans and objectives for future operations (including our ability to optimize base production and execute gas gathering agreements), the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include the volatility of oil, natural gas and NGL prices; write-downs of our oil and natural gas carrying values due to declines in prices; the limitations our level of indebtedness may have on our financial flexibility; the availability of operating cash flow and other funds to finance reserve replacement costs; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions and in connection with actions to reduce financial leverage and complexity; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; impacts of potential legislative and regulatory actions addressing climate change; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; cyber attacks adversely impacting our operations; and interruption in operations at our headquarters due to a catastrophic event.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Expected asset sales may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law.

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